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EXHIBIT 12.1 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
             CHARGES


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
                                            Three Months                 Year Ended December 31
                                               Ended
                                              March 31
                                                2001       2000      1999       1998      1997    1996
                                         --------------------------------------------------------------------
                                                             (in millions, except ratios)
Earnings

Income (Loss) Before Income Taxes             $225.5     $  865.6   $(165.5)  $  920.2  $  916.7  $567.8
Fixed Charges                                   46.2        197.1     155.2      138.3     101.1    71.9
                                              ------     --------   -------   --------  --------  ------
Adjusted Earnings                             $271.7     $1,062.7   $ (10.3)  $1,058.5  $1,017.8  $639.7
                                              ======     ========   =======   ========  ========  ======


Fixed Charges

Interest and Debt Expense                     $ 42.8     $  181.8   $ 137.8   $  119.9  $   84.9  $ 58.5
Amortization of Deferred Debt Costs              0.5          2.4       2.4        3.3       0.7       -
Portion of Rents Deemed
      Representative of Interest (a)             2.9         12.9      15.0       15.1      15.5    13.4
                                              ------     --------   -------   --------  --------  ------
Total Fixed Charges                           $ 46.2     $  197.1   $ 155.2   $  138.3  $  101.1  $ 71.9
                                              ======     ========   =======   ========  ========  ======

Ratio of Earnings to Fixed Charges               5.9         5.4      (0.1)       7.7      10.1     8.9
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(a) Generally deemed to be one-third of rental expense.